Exhibit 99.1

VIA SEDAR

August 27, 2021

Autorité des marchés financiers

Alberta Securities Commission

British Columbia Securities Commission

Manitoba Securities Commission

Ontario Securities Commission

Subject:	Acasti Pharma Inc. (the “Corporation”)
Report on the Voting Results, in accordance with article 11.3 of Regulation 51-102 respecting Continuous Disclosure Obligations (“Regulation 51-102”)

Following the annual and special meeting of shareholders of the Corporation held on August 26, 2021 (the “AGM”), this report presents the items voted on during the AGM and the corresponding voting results, in accordance with article 11.3 of Regulation 51-102. For more detailed information on the proposals submitted to shareholders, please refer to the management information circular and proxy statement of the Corporation dated July 15, 2021 (the “Circular”).

According to the scrutineer’s reports, being present in person or by proxy, were the holders of 75,679,548 common shares, or 36.32%, of the 208,375,549 common shares issued and outstanding on July 14, 2021, the record date for the AGM.

The following individuals were elected as directors of Acasti at its AGM: Roderick N. Carter, Jean-Marie (John) Canan, Jan D’Alvise, Donald Olds, William A. Haseltine and Vimal Kavuru.

1. Ordinary resolution approving the issuance of common share necessary to complete the transactions contemplated by the merger agreement, as more particularly described in the Circular

Votes Cast For	% Votes Cast For	Votes Cast Against	% Votes Cast Against
21,915,935	90.82%	2,024,031	8.39%

2. Election of the directors of the Corporation for the ensuing year

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Roderick N. Carter	21,898,808	90.75%	2,232,592	9.25%
Jean-Marie (John) Canan	21,787,291	90.29%	2,344,109	9.71%
Jan D’Alvise	22,258,065	92.24%	1,873,335	7.76%
Donald Olds	21,802,345	90.35%	2,329,055	9.65%

3. Election of William A. Haseltine and Vimal Kavuru as directors of the Corporation for the ensuing year, conditional upon and to be effective only at the closing of the merger, as provided for in the merger agreement

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
William A. Haseltine	22,397,309	92.81%	1,734,090	7.19%
Vimal Kavuru	22,302,490	92.42%	1,828,909	7.58%

4. Appointment of KPMG LLP as auditors for the ensuing year and to authorize the board of directors of the Corporation (the “Board”) to fix their remuneration

Votes Cast For	% Votes Cast For	Votes Cast Against	% Cast Votes Against
73,715,107	97.49%	1,024,711	1.36%

5. Ordinary resolution approving an advisory (non-binding) resolution approving the compensation of our named executive officers, as more particularly described in the Circular

Votes Cast For	% Votes Cast For	Votes Cast Against	% Votes Cast Against
19,499,771	80.81%	3,938,689	16.32%

6. Ordinary resolution approving, ratifying and confirming certain amendments to the Corporation’s stock option plan, as more particularly described in the Circular

Votes Cast For	% Votes Cast For	Votes Cast Against	% Votes Cast Against
18,395,569	76.87%	4,588,149	19.17%

(Disinterested Shareholders only – 197,500 shares are excluded)

7. Ordinary resolution approving, ratifying and confirming certain amendments to the Corporation’s equity incentive plan, as more particularly described in the Circular

Votes Cast For	% Votes Cast For	Votes Cast Against	% Votes Cast Against
18,407,325	76.91%	4,642,496	3.77%

(Disinterested Shareholders only – 197,500 shares are excluded)

8. Ordinary resolution approving, an advisory (non-binding) resolution to amend the articles of the Corporation, to effect a reverse stock split of the Corporation’s common shares, with a 1-8 ratio, as more particularly described in the Circular

Votes Cast For	% Votes Cast For	Votes Cast Against	% Votes Cast Against
13,248,244	54.90%	10,064,376	41.71%

Sincerely,

/s/ Jan D’Alvise

Jan D’Alvise

Chief Executive Officer